Exhibit 10.1

January 26, 2016

William Plovanic
XXXXXXX
XXXXXXX

Re:	Offer of Employment with Obalon Therapeutics, Inc.
Dear Bill:
On behalf of Obalon Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company. The effective date of your employment will be March 7, 2016 (the “Effective Date”). This offer will expire if not accepted in writing by February 1, 2016.
The terms of this offer of employment are as follows:
1.Position and Title. You will serve as Chief Financial Officer (“CFO”). In that capacity, you will be primarily responsible for activities related to the Company’s financial matters. You will report directly to Andy Rasdal, CEO. Your responsibilities, title and reporting structure may be changed in the future at the Company’s discretion. You will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.
2.At-Will Employment. You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. The employment relationship may be terminated by you or by the Company at any time, with or without cause, and for any reason or for no reason. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Your at-will status cannot be changed, except in a writing signed by you and the Company’s Chief Executive Officer (CEO).
3.Base Compensation. The Company will pay you an annual base salary of $300,000 in accordance with the Company’s standard payroll policies (which will provide for bi-monthly wage payments), including compliance with applicable tax withholding requirements. Your annual base salary will be pro-rated for calendar year 2016 as measured from the date you commence employment with the Company.
4.Signing Bonus. The Company will pay you a lump sum signing bonus in the gross amount of $100,000, less applicable tax withholding requirements, payable on the Company’s first payroll date following the Effective Date (the “Signing Bonus”). Should you terminate your employment with the Company, or should the Company terminate your employment for Cause (as defined in the appendix this offer letter (the “Appendix”), in either case prior to the one-year anniversary of the Effective Date, you will be required to repay the Signing Bonus to the Company in full. In that event, and by your signature below, you authorize the Company, to the fullest extent permitted by law, to deduct an installment of the Signing Bonus from your final paycheck, and the remaining balance will be due immediately thereafter.
5.Housing. The Company, at its own expense, will provide you with a suitable, furnished two-bedroom apartment in the North San Diego County area through December 31, 2017 and so long as you remain employed with the Company as CFO through that date. You will be responsible for all applicable taxes with respect to the Company’s provision to you of this apartment.

6.Stock Option Grant. Within sixty days after the Effective Date, subject to approval by the Board of Directors of the Company (the “Board”), you will be granted an option (the “Option”) to purchase 157,469* shares of Common Stock of the Company (the “Shares”) pursuant to the Company’s 2008 Stock Plan (the “Plan”). The Option will be an incentive stock option to the maximum extent permitted under applicable laws and regulations, and will be a non-statutory option as to the balance of the Shares. The exercise price of the Option will be the fair market value of the Shares on the date the Board approves the grant, as determined by the Board. The Option shall be subject to the Company’s standard terms and conditions under its 2008 Stock Plan and form of Stock Option Agreement. The Option will vest as to 25% of the underlying Shares on the first anniversary of the Effective Date, and on a ratable monthly basis over a period of 36 months thereafter, in each case subject to your continued employment with the Company. The Option will be early-exercisable (either in whole or in part) You will also be entitled to vesting acceleration under certain circumstances as set forth in the Appendix to this offer letter (the provisions of which are incorporated herein).
7.Benefits. During the term of your employment, you will be eligible for the Company’s standard benefits covering employees at your level, as such may be in effect from time to time.
8.Paid Time Off. You will be entitled to three (3) weeks (15 calendar days) of paid time off per calendar year; which will be prorated for 2016, and which will accrue on a pro rata basis each pay period, with a cap on accrual of eight (8) weeks (40 calendar days) of paid time off.
9.Expenses. The Company will reimburse all reasonable costs and expenses you incur and that are required for performance of your duties and responsibilities, upon presentment of receipts for such costs and expenses; provided however that any such costs and expenses comply with the Company’s expense reimbursement policy as such may be adopted and amended from time to time. The Company will also reimburse you for up to two reasonable roundtrip, coach class airfares per month between the San Diego area and the Chicago area through December 31, 2017 and so long as you remain employed with the Company as CFO through that date. You will be responsible for all applicable taxes related to the roundtrip airfares.
10.Employment Policies. Upon the commencement of your employment, you will be provided with an employee manual that sets forth the Company’s guidelines and policies for employees. Adherence to the Company’s employee manual is a condition of continued employment.
11.Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the Effective Date.
12.Background Check. This offer is contingent upon a successful background check, including a satisfactory verification of your criminal, education, driving and/or employment background . This offer can be rescinded based upon data received in the verification.
13.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.
14.Non-Contravention. You represent that to the best of your knowledge, your signing of this letter, your commencement of employment with the Company, and your performance of the obligations associated with your position, does not and will not violate any agreement you have with any current or former employer and your signature confirms this representation.
15.Dispute Resolution. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. All arbitration hearings shall be conducted in San Diego, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

16.Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity that is in any way competitive with the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
17.Choice of Law. The terms of this offer letter shall be governed by California law.
18.General. This offer letter, together with the Appendix, the Employee Invention Assignment and Confidentiality Agreement, the Plan and the Stock Option Agreement (if approved by the Board) governing the Option described in paragraph 6, when signed by you, set forth the terms of your employment with the Company, supersedes any and all prior representations and agreements, whether written or oral, and may only be amended in a writing signed by you and the Chief Executive Officer or other authorized officer of the Company other than yourself. In the event of a conflict between the terms and provisions of this offer letter and the Employee Invention Assignment and Confidentiality Agreement or the Stock Option Agreement(s), the terms and provisions of the Employee Invention Assignment and Confidentiality Agreement or the Stock Option Agreement(s), as applicable, will control. In the event of a conflict between the terms and provisions of this offer letter and the Company’s standard policies and procedures which may be adopted from time to time, this offer letter will control.
19.We look forward to your joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed Employee Invention Assignment and Confidentiality Agreement.

Sincerely,
Obalon Therapeutics, Inc.

By: /s/ Andy Rasdal
Andy Rasdal
CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ William Plovanic        Date signed: 1/26/2016
William Plovanic

APPENDIX

Double Trigger Vesting Acceleration.
(a)     Acceleration of Vesting. In the event that your employment is terminated by the Company without Cause, or you resign your employment with the Company for Good Reason, at any time during the period beginning on the closing of an Acquisition and ending on the one (1) year anniversary of such closing, then One Hundred Percent (100%) of your then-unvested shares of Option Stock will automatically vest. Your right to this vesting acceleration will be contingent upon your executing (and not rescinding) a general release of claims against the Company, its employees, officers, directors, stockholders, agents and assigns on the Company’s standard form and such release must be executed and effective not later than sixty days following such termination without Cause or your termination for Good Reason
(b)    Certain Definitions.
“Acquisition” means any of the following transactions: (i) a consolidation, reorganization or merger of the Company with or into any other entity or entities in which the holders of the Company's outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization or merger, retain stock or other ownership interests representing greater than a majority of the voting power of the surviving entity or entities (or their parent entity or parent entities) as a result of their stockholdings in the Company immediately before such consolidation, reorganization or merger; (ii) a sale of at least Ninety Percent (90%) of the Company’s outstanding shares of capital stock to a single purchaser (or group of affiliated purchasers, (iii) a sale of all or substantially all of the Company’s assets (which for these purposes shall include the Company entering into a definitive agreement with a third party pursuant to which all or substantially all of the Company’s technology is exclusively licensed or sold, or an option to exclusively license or purchase such technology is granted, which license or option to license has substantially the same effect on the Company as a sale of all or substantially all assets).
“Cause” for your termination will be deemed to exist at any time after the occurrence of one of more of the following: (i) your conviction for, or guilty plea to, a felony involving moral turpitude; (ii) a willful refusal by you to comply with the lawful and reasonable instructions of the Company, or to otherwise perform your duties as lawfully and reasonably determined by the Company, in each case that is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to you of such refusal; (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person’s) material gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you which is injurious to the Company.
“Company” means Obalon Therapeutics, Inc. and, unless the context otherwise requires, any entity that acquires the Company (or a direct or indirect parent entity of such acquiring entity).
“Common Stock” means common stock of the Company.
“Good Reason” means (i) a greater than 5% reduction in your then-current base salary (except for a reduction that is part of a proportional reduction of the base salaries of all Company executives),; (ii) the offices of the Company that you are required to report to being moved such that your usual commuting distance is increased by more than 30 miles; (iii) a material and adverse change to your title, duties or responsibilities; provided, however, that a resignation by you shall not be considered to be for a “Good Reason” unless (i) you provide written notice to the Company’s Chief Executive Officer of the occurrence of the event which you contend constitutes Good Reason within thirty (30) days of the date such event occurs, which notice states your intention to resign for a “Good Reason” under this Agreement as a result thereof, (ii) the Company does not effect a cure with respect to such event within thirty (30) days of receipt of such written notice, and (iii) you thereafter resign and cease to perform services as an employee of the Company within ten (10) days of the expiration of the Company’s cure period.
“Option Stock” means, at the relevant time, Common Stock that has been issued, if any, and that is issuable, upon any exercise of the Option and any other stock options or awards made to you under the 2008 Stock Plan.

*Amount adjusted to reflect the 2.9 to 1 reverse split effected by the Company on September 23, 2016